# CytoMed Therapeutics Limited

**NASDAQ Reserved Symbol : GDTC**

## Initial Public Offering Investor Presentation

February 2023

Filed Pursuant to Rule 433 of Securities Act of 1933
Issuer Free Writing Prospectus dated February 27, 2023
Relating to the Preliminary Prospectus dated November 18, 2022, Registration Statement File No. 333-268456

www.cytomed.sg

# Important Notice

## Forward-Looking Statements

This Presentation and the accompanying oral presentation contain] "forward-looking statements" that are based on our beliefs and assumptions and on information currently available to us, and include, without limitation, statements regarding our business, financial condition, strategy, results of operations, certain of our plans, objectives, assumptions, expectations, prospects and beliefs and statements regarding other future events or prospects. All statements contained herein other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believe", "expect", "plan", "intend", "seek", "anticipate", "estimate", "predict", "potential", "assume", "continue", "may", "will", "should", "could", "shall", "risk" or the negative of these terms or similar expressions that are predictions of or indicate future events and future trends. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, the development of the industry in which we operate and the effect of acquisitions on us may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus ("Prospectus"). In addition, even if our results of operations, financial condition and liquidity, the development of the industry in which we operate and the effect of acquisitions on us are consistent with the forward-looking statements contained in the Prospectus, those results or developments may not be indicative of results or developments in subsequent periods. Factors that may cause our actual results to differ materially from those expressed or implied by the forward-looking statements in this Prospectus include, but are not limited to, the risks described under "Risk Factors" in the Prospectus. Moreover, we operate in a very competitive and changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this presentation or in this Prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of the Company's securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The Offering may only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration becomes effective. Neither the SEC nor any other regulatory body has passed upon the adequacy or accuracy of this free writing prospectus. Any representation to the contrary is a criminal offense.

## Proprietary Information

This document contains proprietary information that is the property of the company. Neither this document, nor the proprietary information contained herein, shall be published, reproduced, copied, disclosed or used for any other purpose, other than the review and consideration of this document.

## Free Writing Prospectus

We have filed a registration statement on Form F-1 (including a preliminary prospectus) with the SEC. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about our company and the offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov/. The preliminary prospectus, as amended, is available on the SEC website at https://www.sec.gov/Archives/edgar/data/1873093/000149315223005626/formf-1a.htm, File No. 333-268456. When available, electronic copies of the preliminary prospectus supplement and the accompanying prospectus may also be obtained from the office of The Benchmark Company at 150 E 58th St # 17, New York, NY 10155; by telephone +1 212-312-6700.

# Offering Summary



| | |
|---|---|
| Issuer | CytoMed Therapeutics Limited |
| Assumed Offering Price Range | $4.00 to $5.00 USD per Share |
| Expected Offering Size | ~$9,649,476 – $12,061,845 USD |
| Shares Offered | 2,412,369 Shares |
| Pre-money IPO Market Valuation | $38 million USD |
| Underwriter Warrants | 120,618 Warrants @ $4.50 Assumed Exercise Price |
| Over-Allotment Option | 15% or 361,855 Shares |
| Exchange | NASDAQ Capital Market |
| Reserved Listing Symbol | GDTC |
| Bookrunners | The Benchmark Company<br>Axiom Capital Management, Inc. |
| Use of Proceeds | Clinical and technological product advancement, R&D activities, manufacturing expansion, working capital and general corporate purposes |

# Cancer Therapies with Broad Applications



Mission: Engineering more affordable cellular cancer therapies to identify and attack a broad-spectrum of solid & blood cancers.

CytoMed Therapeutics 新细胞医学

# CytoMed Therapeutics Limited

(NASDAQ Reserved Symbol: GDTC)

**Headquartered and incorporated in Singapore, CytoMed Therapeutics was spun out from A*STAR, Singapore's Agency for Science, Technology and Research, in March of 2018.**



**The pre-clinical biopharmaceutical company is focused on harnessing its licensed proprietary technologies to create novel, cell-based immunotherapies for the treatment of human cancers.**

CytoMed Therapeutics 新细胞医学

# Experienced Leadership



### Chairman and Director

**Mr. Peter CHOO Chee Kong** has over 20 years of experience in corporate finance, strategy, and corporate governance, is well-versed in company IPOs, and has served as director on several SGX listed companies.



### Director and Chief Clinical Officer

**Dr. Lucas LUK Tien Wee M.D.** is the designated Principal Investigator for Phase I Clinical Trials in Malaysia, pertaining to Mesenchymal Stem Cell Therapy and CAR-T Cell therapy.



### Chief Scientific and Medical Officer

**Dr. ZENG Jieming M.D., Ph.D.** is the scientific founder, the inventor of both CytoMed's CAR-γδ T cell and iPSC-γδ NKT cell technologies, first author of 11 original research papers and has over 20 years of bench work experience. He is dedicated to translating the proprietary technology into clinical applications and therapeutics.



### Chief Operating Officer

**Dr. TAN Wee Kiat, Ph.D.** 10 years of cancer research and experienced with cancer immunotherapy, process mapping, iPSC and baculovirus. In a prior role he developed the company's technology into a clinically ready platform for clinical trials and continues to oversee operations in his present capacity.



### Chief Financial Officer

**Ms. GOH Yvonne** has broad operational management experience in listed companies and experience in accounting and oversees the finance, accounting, reporting and procurement functions.



### Chief Corporate Officer

**Ms. TAN Yoong Ying** holds a postgraduate degree in legal practice and oversees functions ranging from Compliance to public and government relations.

CytoMed Therapeutics 新細胞医学

# Key Takeaways

1. Healthy donor-derived, allogeneic-use therapies for broad spectrum of solid and blood cancers
2. Potentially scalable, off-the-shelf products with low capital costs
3. Potentially reduced risk of secondary cancers and adverse effects
4. High barriers to entry
5. Potential for growth

# Potential to Treat Numerous Types of Cancer

**NKG2D CAR recognises eight NKG2D ligands, which are expressed on a wide range of cancers.**

## Sample list of NKG2D ligands expressed in human cancers

| Tumor type | Ligands Identified |
|---|---|
| Acute Lymphoblastic Leukemia | 28-67% MICA/B<br>9-20% ULBP1-3 |
| Acute myeloid leukemia | 0-75% MICA/B<br>16-50% ULBP1<br>4-64% ULBP2<br>16-100% ULBP3 |
| Bladder carcinoma | 70% MICA |
| Brain cancer | 90% MICA/B and ULBP1-3 |
| Breast cancer | 35-100% MICA/B, ULBP1-5 |
| Cervical cancer | 20% MICA, ULBP2 |
| Chronic lymphatic leukemia | 0-85% MICA/B<br>10-20% ULBP1-3 |
| Chronic myeloid leukemia | 28-80% MICA/B<br>12-20% ULBP1-3 |
| Colorectal cancer | 80-100% MICA/B<br>ULBP1-5 |
| Gastric carcinoma | 40-100% MICA/B, ULBP2 |

| Tumor type | Ligands Identified |
|---|---|
| Hepatocellular carcinoma | 60-100% MICA |
| Lymphoma | 20-44% MICA/B<br>12-20% ULBP1-3 |
| Melanoma | 50% MICA/B |
| Multiple myeloma | 10-60% MICA<br>0-34% ULBP1-3 |
| Neuroblastoma | 86% MICA/B, ULBP1-3 |
| Non-small-cell lung cancer | 20-30% MICA/B, ULBP1-3 |
| Ovarian carcinoma | 50-97% MICA/B, ULBP1-5 |
| Pancreatic cancer | 68-89.3% MICA/B |
| Prostate cancer | 75-95% MICA/B, sMICA/B |
| Renal carcinoma | >95% MICA/B |
| Sarcoma | 100% MICA/B, ULBP1-3 |

CytoMed Therapeutics 新细胞医学

# Massive Addressable Market Opportunity


Total Addressable Market
Service Addressable Market
Service Obtainable Market

- Cancer patients, globally
- Patients who fail at least two frontline treatments (chemo; surgery; radiation; etc.)
- Southeast Asia; large and relevant initial market with future expansion opportunities

CytoMed Therapeutics 新细胞医学

# Three Therapies Targeting Solid & Blood Cancers

## Therapeutic Cell Products

- γδ T cells (CTM-GDT)
- CAR-γδ T cells (CTM-N2D)
- iPSC-γδ NKT (iPSC-gdNKT)

Each cell type naturally expresses an array of built-in receptors to recognize cancers.

## Starting Materials

- Donor blood cells
- iPSCs (induced pluripotent stem cells)


PLATFORM 2: Preclinical Hybrid Immune Cells
PLATFORM 1: Clinically Ready Gamma Delta T Cells
CAR-γδ T
(CTM-N2D)
iPSC-γδ NKT
(iPSC-gdNKT)
#1
#3
Asset:
#2
Unmodified γδ T
(CTM-GDT)

CytoMed Therapeutics 新细胞医学

# Competitive Advantages

| | | |
|---|---|---|
| Starting material derived from healthy donors, not patients | Off-the-shelf products vs. current made-to-order therapies | Allogeneic use, applicable to many patients without matching |
| May provide reduced risk of “on-target off-cancer” side effects | Potentially more affordable to produce | May be applicable to broad spectrum of solid and cancers |

CytoMed Therapeutics 新细胞医学

# Asset #1 | CAR-γδ T Cell Therapy

Chimeric Antigen Receptor Gamma Delta T Cells


Jul 2020
Successfully manufactured novel CTM-N2D therapy
Dec 2021
Submitted Singapore's CTM-N2D Phase 1 trial application
Jan 2023
Health Sciences Authority granted first-in-human Ph. 1 clinical trial authorization
2H 2023
Begin Phase 1 Trial

CytoMed Therapeutics 新细胞医学

# Asset #1 | Building on CAR-T Technology

Chimeric Antigen Receptors (CAR) can specifically recognize and will only bind to ligands. Upon CAR-ligand binding, signals are sent into the immune cell activating it to kill the target.

## CAR Introduction


outside of cell
phagosome
nucleic acid receptor
nucleic acid
cytoplasm
nucleus
DNA
Target Ligand A
CAR A
Target Ligand B
CAR B
Target Ligand C
CAR C
production and secretion of antiviral interferons and other cytokines

## CAR-T Therapy Introduction


Leukapheresis & wash cells
Leukocytes
Elutriate
Enriched lymphocytes
aAPC beads
Lentiviral vectors
Activate, transduce & expand
CAR-T cell culture
Remove beads & concentrate cells
CAR-T cells
Infuse
CAR-T cells kill cancer cells
Cancer cells

Conventional CAR-T technology has severely limited to target solid tumors. CytoMed's γδ T cells grafted with NKG2DL-targeting CAR are engineered for hematologic AND solid tumors.

CytoMed Therapeutics 新细胞医学

# Asset #1 | CytoMed's Streamlined Manufacturing


Simple blood draw
Healthy donor
• Potentially guaranteed cell numbers
• Reasonable cell quality
• Potentially no contamination of cancer cell
Mononuclear cell isolation
γδ T cell expansion
mRNA electroporation
• Potentially no risk of secondary cancers
• Potentially no risk of long-term adverse effects
CYTOMED'S CAR-grafted γδ T CELLS
Material Collection
Material Source
Material Characteristics
Manufacturing Stage 1
Manufacturing Stage 2
Manufacturing Stage 3
CAR Installation
CONVENTIONAL CAR-grafted αβ T CELLS
Invasive leukapheresis
Cancer patient
• Limited cell numbers
• Poor cell quality
• Potential cancer cell contamination
Washing leukocytes
Counterflow centrifugal elutriation
Using beads and lentiviral vectors on T cells
• Potential risk of secondary cancers
• Potential risk of adverse effects

CytoMed Therapeutics 新细胞医学

# Asset #2 | Unmodified γδ T Cell Therapy

## Unmodified Gamma Delta T Cells

Clinical Trial Application Malaysia

➕

Preparing Drug Master File for U.S. Research Initiative

**Feb 2021**

Successfully translated γδ T cell expansion technology into a clinical grade product CTM-GDT

**After 2023**

CytoMed Therapeutics
新细胞医学

# Asset #2 | Unmodified γδ T Manufacturing

**CTM-GDT consists of expanded allogeneic gamma delta T cells and exploits the inherent potential of these cells to recognize and treat a broad range of cancers.**


Healthy donor
Blood sample
Mononuclear cells
High-purity γδ T cells
Many cancer patients
Blood draw
Mononuclear cell isolation
γδ T cell expansion
Infusion

CytoMed Therapeutics 新细胞医学

# Asset #3 | iPSC-γδ NKT Cell Therapy

Novel Gamma Delta Natural Killer T Cells Generated from Induced Pluripotent Stem Cells


Completed the proof-of-concept studies
May 2019
Jun 2022
Japanese patent for iPSC-gdNKT technology granted to Accelerate Technologies Pte. Ltd., licensed by CytoMed
2023
Pre-clinical process development

CytoMed Therapeutics 新细胞医学

# Asset #3 | What is iPSC?

To move away from blood donor dependency, we believe iPSC is significantly more efficient as a starting material to produce immune cells.

## iPSC engineered in the lab is similar to embryonic stem cells


Egg
Zygote
Blastocyst
Gastrula
Ectoderm
Sperm
Inner cell mass
Cavity
Outer cell mass
Mesoderm
Endoderm
Adult cell
Reprogram with transcription factors
iPSC
Self-renew (Replicate)
Potency to develop (Differentiate)
Source: Inner cell mass
Type: Embryonic stem (ES) cells
Source: Adult cells
Type: Induced pluripotent stem cells
iPSCs provide unlimited starting material to generate various therapeutic cells.[1]

1. Science, 282:1145, 1998; 131:861, 2007

# Asset #3 | iPSC-γδ NKT Manufacturing

**Integrating cancer recognition capabilities of both gamma delta T cells and natural killer cells into γδ NKT cells to potentially generate one potent therapeutic product.**



Healthy donor
Blood sample
Mononuclear cells
γδ T-iPSCs (starting material)
γδ NKT cells
Many cancer patients
Blood draw
Mononuclear cell isolation
Non-virally reprogramming
"NK cell-promoting" differentiation
Infusion
One-time conversion of γδ T cell into γδ T-iPSCs
Manufacture of γδ NKT cells from γδ T-iPSCs

CytoMed Therapeutics 新细胞医学

## Asset #3

# Seek, see and destroy – γδ NKT cells in action!



CytoMed Therapeutics 新细胞医学

# Patent-Pending Intellectual Property

Two key patent-pending IPs (exclusively licensed from A*STAR), supporting three allogeneic + "off-the-shelf" + broad spectrum cancer target platforms. Both include manufacturing process, treatment and composition of matter claims.

**Patent-pending IP#1:**
CAR-γδ T Cell

**Patent-pending IP#2:**
iPSC-derived γδ NKT Cell

CytoMed Therapeutics 新细胞医学

# Path to Commercialization

**We believe this offering will facilitate our efforts to demonstrate safety and efficacy before raising additional capital.**

CAR-γδ T Cell Therapy

IPO Proceeds

1. Phase 1 trial in Singapore; ~12 patients; up to two years
2. Mid-phase 1, seek approval for more compassionate cases
3. Begin Phase 2 trial; up to three years; focus on efficacy
4. Focus on conditional marketing after Phase 2
5. Phase 3 trial
6. Monetization (manufacturing; licensing)



CytoMed Therapeutics 新细胞医学

# Regulatory Progress

**CTA application was acknowledged and approved by the Health Sciences Authority, Singapore in January for Phase I ANGELICA clinical trial (NCT05302037) to be conducted with the National University Hospital Singapore**

### CTM-N2D Therapy Approvals

- ✓ Health Sciences Authority (HSA)
- ✓ National University Hospital (NUH) Singapore
- ✓ Domain Specific Review Board (DSRB, which is the ethics committee)

### Manufacturing Standards

- ✓ International PIC/S standard
- ✓ Audited by NPRA, Malaysia
- ✓ Three processing rooms, adequately equipped and staffed to operate all three processing rooms
- ✓ Approved to manufacture CAR-γδ T cells for a phase I trial in Singapore

CytoMed Therapeutics 新细胞医学

# Financial Highlights

## Year Ended December 31, 2020 and 2021 Financial Highlights

| Income Statement | 2020 | 2021 | Change |
|---|---|---|---|
| | US$ | US$ | % |
| Revenue | - | - | - |
| Other Operating Income[1] | 91,675 | 111,206 | 21.3% |
| Loss for the year | (1,392,236) | (1,475,871) [2] | 6.0% |
| Loss per share attributable to equity holders of the Company | (0.24) | (0.21) | (11.5%) |

Net Tangible Assets US$1.84M

Current Ratio 1.12

Cash & Cash Equivalent US$1.81M

## Six Months Ended June 30, 2021 and 2022 Financial Highlights

| Income Statement | 2021 | 2022 | Change |
|---|---|---|---|
| | US$ | US$ | % |
| Revenue | - | - | - |
| Other Operating Income[1] | 35,535 | 107,581 | 202.7% |
| Loss for the year | (737,537) | (715,954) [3] | (2.9%) |
| Loss per share attributable to equity holders of the Company | (0.11) | (0.09) | (15.0%) |

Net Tangible Assets US$1.10M

Current Ratio 0.72

Cash & Cash Equivalents US$1.07M

CytoMed Therapeutics 新细胞医学

1. Includes, *inter alia*, government grants received in view of the COVID-19 pandemic, research income and interest income from fixed deposits placed with financial institution.
2. Includes the impairment of investment in associate, FV changes on convertible loans and IPO expenses aggregating US$374K.
3. Includes the FV changes on convertible loans and IPO expenses aggregating US$ 144K.

# Use of Proceeds

**Approximately:**

- **21.5%** advancing clinical development of CTM-N2D through Phase I and up to the stage of commencing Phase II clinical trial
- **21.5%** technological developments of iPSC-gdNKT
- **10.7%** advancing clinical development of CTM-GDT for Phase I clinical trial in Malaysia
- **37.9%** funding other R&D activities, manufacturing expansion, working capital and general corporate purposes

CytoMed Therapeutics 新细胞医学

# Investment Summary

- Three allogeneic, broad-spectrum cancer targeting cell-based therapies
- Applications for both solid and blood cancers
- Potentially scalable, off-the-shelf products
- Clear strategy for commercialization, to target conditional marketing products post Phase II clinical trial
- High barrier to entry
- Potential for growth
- Potential to address US/EU markets via partnerships



CytoMed Therapeutics 新细胞医学